EXHIBIT 99.1
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                     ZAP BOARD ELECTS TO HOLD ON STOCK SPLIT

         SANTA ROSA, California (December 10, 2004) - Automotive manufacturer ZAP (OTC BB:ZAPZ) announced today that its Board of Directors have decided to hold on the forward stock split announced on November 23 because of recent developments.

"We believe our Shareholders would benefit more from the current capital structure," said Steve Schneider, Chief Executive Officer of ZAP. "We listen to our shareholders and to the investment community and this decision is based this feedback as well as the view that our recent actions to strengthen our capital structure and marketability of our stock to potential new investors is working. Furthermore, with the current price of the stock, there is the potential for institutional investors to create a position in ZAP." "Indeed, today I am announcing that an institution has recently purchased over 500,000 shares of ZAPZ common stock," added Schneider. "With the growing volume in our stock, it is likely that this institution and others are already beginning to trade stock in ZAP. We expect that with the recent developments at the Company, combined with continued progress in growing our business, will contribute to greater shareholder value creation going forward."

         On November 22, ZAP announced that the SMART Car was granted a certificate of conformity by the U.S. Environmental Protection Agency, clearing the way for ZAP to organize distribution in the U.S. for the first time. A ten-year old public Company, over the past two years ZAP has expanded its business plan to include automobiles powered by fuel efficient technologies, including electric and hydrogen energy systems.

About ZAP

         ZAP has been a leader in clean transportation technologies since 1994, delivering more than 85,000 vehicles to customers in more than 60 countries. A public company, ZAP is traded on the Over-the-Counter stock exchange under the symbol ZAPZ. The company offers a variety of advanced technology vehicles, including electric cars, bicycles, scooters, motorbikes, underwater scooters and more. For more information, visit http://www.zapworld.com or call +1-707-525-8658. ZAP is not affiliated with, or authorized by, smart gmbh, the manufacturer of SMART automobiles, or the smartUSA division of Mercedes-Benz LLC, the exclusive authorized U.S. importer and distributor of those vehicles. ZAP purchases its vehicles from non-affiliated direct importer Smart-Auto LLC.

         Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.